EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated March 10, 2005 accompanying the consolidated financial statements and schedule, and management’s assessment of internal control over financial reporting. Both reports are included in the annual report of National Presto Industries, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statement of National Presto Industries, Inc. and subsidiaries on Form S-8 (File No. 33-46711, effective March 27, 1992).

/S/   Grant Thornton LLP
Minneapolis, Minnesota
March 10, 2005